                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                          [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
    12


                                 MATTEL, INC.
  ----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

  ----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  (1)  Title of each class of securities to which transaction applies:

  ----------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:

  ----------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  ----------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

  ----------------------------------------------------------------------------

  (5)  Total fee paid:

  ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  ----------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement No.:

  ----------------------------------------------------------------------------

  (3)  Filing Party:

  ----------------------------------------------------------------------------

  (4)  Date Filed:

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Notes:

                            [LOGO OF MATTEL, INC.]

                            NOTICE OF ANNUAL MEETING
                                      and
                                PROXY STATEMENT


                         Annual Meeting of Stockholders

                            Manhattan Beach Marriott
                              1400 Parkview Avenue
                          Manhattan Beach, California
                                  June 7, 2000

                                  MATTEL, INC.
                           333 Continental Boulevard
                       El Segundo, California 90245-5012

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 7, 2000

  The 2000 Annual Meeting of Stockholders of Mattel, Inc., will be held on June 7, 2000, at 10:00 a.m. (Los Angeles time), in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, to consider and act upon the following matters:

  . The election of directors;

  . The ratification of the selection of PricewaterhouseCoopers LLP as Mattel's independent accountants for the year ending December 31, 2000; and

  . Such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of four stockholder proposals that may be presented at the meeting.

  Each of the above items of business is described in more detail in the Proxy Statement accompanying this Notice.

  Holders of record of Mattel common stock at the close of business on April 11, 2000, will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. In addition, holders of record of Exchangeable Shares of Mattel's Canadian subsidiary, SoftKey Software Products Inc., at the close of business on April 11, 2000, will be entitled to notice of the annual meeting and to direct the vote of CIBC Mellon Trust Company, the holder as trustee for such persons, of the one outstanding share of Mattel's Special Voting Preferred Stock. A list of persons entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during normal business hours for ten days prior to the annual meeting at the Manhattan Beach Marriott.

                                          By Order of the Board of Directors

                                          /s/ Robert Normile

                                          Robert Normile
                                          Secretary

El Segundo, California
April 28, 2000

  All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible in order that your stock will be represented at the annual meeting.

                                  MATTEL, INC.

                           333 Continental Boulevard
                       El Segundo, California 90245-5012

                               ----------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 7, 2000

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mattel, Inc., a Delaware corporation ("Mattel" or the "Company"), for use at its 2000 Annual Meeting of Stockholders, to be held on June 7, 2000, at 10:00 a.m. (Los Angeles time), in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the annual meeting were first mailed or delivered to the stockholders of Mattel on or about May 3, 2000.

Record Date and Voting

  The Board of Directors of Mattel has fixed April 11, 2000, as the record date to determine stockholders entitled to notice of and to vote at the annual meeting. Only holders of record of shares of Mattel common stock and Mattel Special Voting Preferred Stock on the record date are entitled to notice of and to vote at the annual meeting.

  As of the record date, there were 422,546,784 outstanding shares of common stock held by approximately 51,695 holders of record. At the annual meeting, each share of common stock will be entitled to one vote. At the annual meeting, CIBC Mellon Trust Company, as the holder of record of the one Special Voting Preferred Stock of Mattel, will be entitled to cast 3,076,014 votes. These votes represent the number of exchangeable non-voting shares (the "Exchangeable Shares") of Mattel's Canadian subsidiary, SoftKey Software Products Inc., that were outstanding on the record date (other than Exchangeable Shares held by Mattel, its subsidiaries or any entity controlled by or under common control of Mattel, if any), multiplied by 1.2. See "Exchangeable Shares" below.

  The common stock and the Special Voting Preferred Stock vote as a single class at all meetings of stockholders. Accordingly, an aggregate of 425,622,798 votes may be cast at the annual meeting.

Quorum, Voting Requirements and Cumulative Voting

  The holders of a majority of all of the shares of the stock entitled to vote at the meeting, but in no event less than one-third of the voting power, present in person or by properly executed proxy, is necessary to constitute a quorum for the transaction of business at the annual meeting. Shares represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the annual meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of a proposal.

  Under the rules that govern brokers who have record ownership of shares that are held in brokerage accounts for their clients, who are the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters, but not on non-routine matters. The proposals to be acted upon at the annual meeting include both routine matters such as the election of directors and the ratification of accountants, and non-routine matters such as the four stockholder proposals. On routine matters, a broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote for the routine matters, but expressly states that the broker is not voting on the non-routine matters. The broker's inability to vote with respect to the non-routine matters is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast on non-routine matters.

  In the election of directors, holders of common stock and the Special Voting Preferred Stock, voting together as a class, are entitled to elect nine directors, with the nine candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, stockholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected (nine) multiplied by the number of votes per share of common stock held in their name on the record date for the annual meeting or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card. The shares voted will then be cumulated in the manner described above and voted for the remaining candidate or spread equally, adjusted to whole votes, among the remaining candidates. Stockholders wishing to cumulate their votes disproportionately among candidates may do so by casting a ballot at the annual meeting. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

Voting of Proxies

  All shares of common stock that are entitled to vote and are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on such proxies. If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, the proxy card will be deemed an instruction to vote:

  . in favor of the election as directors of the nominees named in this Proxy
    Statement;

  . for proposal 2; and

  . against proposals 3, 4, 5 and 6, which are the four stockholder proposals that may be presented at the annual meeting.

  The Board of Directors does not know of any matters other than those described in the notice of the annual meeting that are to come before the annual meeting. If any other matters are properly presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn or postpone the annual meeting to another time and/or place for the purposes of soliciting additional proxies, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters as they see fit.

Revocation of Proxies

  Any proxy regarding shares of common stock given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the Secretary of Mattel, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel before the taking of the vote at the annual meeting; or

  . attending the annual meeting and voting in person, although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy.

  Any written notice of revocation or subsequent proxy should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012,
Attention: Secretary, or hand delivered to the Secretary of Mattel at or before the taking of the vote at the annual meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from the broker in order to change their vote or to vote at the annual meeting.

Exchangeable Shares

  In connection with the May 1999 merger between Mattel and The Learning Company, Inc., the Special Voting Preferred Stock was issued to CIBC Mellon Trust Company, as Trustee, under a supplemented Voting and Exchange Trust Agreement which provides that each holder of an Exchangeable Share (other than Mattel, its subsidiaries, or any entity controlled by Mattel) is entitled to instruct the Trustee to exercise 1.2 of the votes attached to the Special Voting Preferred Stock for each Exchangeable Share held by such holder. Under the Voting and Exchange Trust Agreement, each Exchangeable Share is currently exchangeable for 1.2 shares of Mattel common stock.

  The voting direction card enclosed with the Proxy Statement being delivered to holders of Exchangeable Shares serves as the means by which a holder of Exchangeable Shares may instruct the Trustee regarding the voting of such holder's Exchangeable Shares. The Trustee will exercise each vote attached to the Special Voting Preferred Stock only as directed by the relevant holders on the voting direction card. In the absence of instructions from a holder as to voting, the Trustee will not exercise such votes. A holder may also instruct the Trustee to give him or her a proxy entitling him or her to vote personally the relevant number of votes or to grant to Mattel's management or another person a proxy to vote such votes. The voting direction may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later-dated voting direction card to the Trustee. In addition, a holder of Exchangeable Shares present at the annual meeting may revoke his or her voting direction card and vote in person. Enclosed with this Proxy Statement is an information statement informing holders of Exchangeable Shares in greater detail of their rights with respect to voting at the annual meeting and instructing such holders as to how to exercise such rights.

                             PRINCIPAL STOCKHOLDERS

  As of April 11, 2000, Mattel knows of no persons who own beneficially, or that may be deemed to own beneficially, more than 5% of Mattel's common stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of common stock as of April 24, 2000, by (1) each director and nominee for director, (2) the Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel as of December 31, 1999, and
(3) all current directors and executive officers of Mattel as a group. None of the individuals listed below own any Exchangeable Shares.

                                                          Amount  and Nature of
 Name of Beneficial Owner Position  with  Mattel         Beneficial Ownership(1)
 ------------------------ ----------------------         -----------------------
 Jill E. Barad(2)         Former Chairman of the Board
                           and Chief Executive
                           Officer....................          2,769,220(3)
 Eugene P. Beard          Director....................             20,000(3)
 Dr. Harold Brown         Director....................             73,945(3)
 Matt Bousquette          President
                          Boys/Entertainment..........            109,481(3)
 Adrienne Fontanella      President Girls/Barbie......             94,429(3)
 Neil Friedman            President Fisher-Price
                          Brands......................             26,998(3)
 Tully M. Friedman        Director....................            130,000(3)
 Joseph C. Gandolfo(4)    Former President, Worldwide
                           Manufacturing
                           Operations and a Director..            675,399(3)
 Ronald M. Loeb(5)        Acting Chief Executive
                          Officer and a Director......            198,795(3)
 Ned Mansour(6)           Former President and a
                          Director....................            852,450(3)
 Andrea L. Rich           Director....................             16,250(3)
 William D. Rollnick(5)   Chairman of the Board.......            325,070(3)
 Pleasant T. Rowland      Vice Chairman of the Board
                           and President,
                           Pleasant Company...........            271,500(3)
 Christopher A. Sinclair  Director....................             24,700(3)
 John L. Vogelstein       Director....................            911,475(3)
 Ralph V. Whitworth       Director....................          4,240,000(3)(7)
 All current Directors and
  Executive Officers, and the
  Named Executive Officers,
  as a group (21 persons)..............................        10,906,706(8)

--------
(1) Except for Mr. Whitworth, who may be deemed to control approximately 1% of Mattel's common stock, no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1.0% or more of any class of capital stock of Mattel. Except as otherwise noted, the directors and officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) As of February 3, 2000, Ms. Barad no longer serves as Chairman of the Board and Chief Executive Officer of Mattel.

(3) Includes shares of common stock that the following directors and officers have the right to acquire by exercise of options within 60 days following April 24, 2000: Ms. Barad, 2,357,813;

   Mr. Beard, 15,000; Dr. Brown, 30,000; Mr. Bousquette, 65,156; Ms. Fontanella, 58,250; Mr. Neil Friedman, 0; Mr. Tully M. Friedman, 30,000; Mr. Gandolfo, 632,188; Mr. Loeb, 115,000; Mr. Mansour, 812,500; Ms. Rich,
   16,250; Mr. Rollnick, 80,000; Ms. Rowland, 0; Mr. Sinclair, 22,500; Mr. Vogelstein, 30,000, and; Mr. Whitworth, 15,000.

(4) As of April 21, 2000, Mr. Gandolfo no longer serves as President, Worldwide Manufacturing Operations.

(5) Mr. Loeb was elected Acting Chief Executive Officer and Mr. Rollnick was elected Chairman of the Board on February 3, 2000.

(6) As of March 31, 2000, Mr. Mansour no longer serves as President of Mattel.

(7) Mr. Whitworth is a Managing Member of Relational Investors, LLC ("RILLC"). RILLC is the sole general partner of certain partnerships which own 3,624,159 shares of common stock. An additional 600,841 shares are held in three accounts managed by RILLC. Mr. Whitworth disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8) The amount stated represents approximately 2.6% of the outstanding shares of common stock. The amount stated also includes an aggregate of 4,431,374 shares of common stock that may be acquired upon the exercise of options within 60 days following April 24, 2000, which represents approximately 1.0% of the outstanding shares of common stock.

                                   PROPOSALS

  A total of six proposals, including four proposals by stockholders, are set forth in the Proxy Statement. The Board of Directors considered each proposal on March 30, 2000, and the recommendation of the Board of Directors on each proposal is set forth herein.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the annual meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee as may be nominated by the Board of Directors or an authorized committee thereof. Management presently believes that each of the persons named will be available to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of Mattel.

Information Concerning Nominees to the Board of Directors

  Information is set forth below concerning the nominees for election as directors. All of the nominees are incumbent directors. Ms. Rowland, Mr. Gandolfo and Mr. Mansour, who are each incumbent directors, are not standing for election as directors. Each nominee has furnished the information as to his or her beneficial ownership of common stock as of April 24, 2000, and the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

                                      Principal Occupation             Director
             Name                         or Position              Age  Since
             ----                     --------------------         --- --------
 Eugene P. Beard.............  Employee/Consultant, The             65   2000
                                Interpublic Group of Companies
                                (also a Director of Brown
                                Brothers Harriman 59 Wall Street
                                Fund, Bessemer Trust Company,
                                Old Westbury Funds and Listed
                                Company Advisory Committee to
                                the New York Stock Exchange
                                Board of Directors)

 Dr. Harold Brown............  Senior Managing Director and         72   1991
                                Advisor of E.M. Warburg, Pincus
                                & Co., LLC; Counselor, Center
                                for Strategic and International
                                Studies (also a Director of
                                Cummins Engine Company, Philip
                                Morris Companies, Inc. and
                                Evergreen Holdings, Inc.)

 Tully M. Friedman...........  Chairman and Chief Executive         58   1984
                                Officer of Friedman Fleischer &
                                Lowe, LLC, a private investment
                                firm (also a Director of Levi
                                Strauss & Co., McKesson HBOC,
                                Inc. and The Clorox Company)

 Ronald M. Loeb..............  Acting Chief Executive Officer of    67   1970
                                Mattel; Senior Vice President
                                and General Counsel, Williams-
                                Sonoma, Inc.


                                     Principal Occupation              Director
             Name                         or Position              Age  Since
             ----                    --------------------          --- --------
 Andrea L. Rich..............  President and Chief Executive        56   1998
                                Officer of the Los Angeles
                                County Museum of Art

 William D. Rollnick.........  Chairman of the Board of the         68   1984
                                Mattel; retired Chairman and a
                                Director of Genstar Rental
                                Electronics, Inc.

 Christopher A. Sinclair.....  Chairman and Chief Executive         49   1996
                                Officer of Caribiner
                                International (also a Director
                                of Caribiner International,
                                Inc. and Venator Group)

 John L. Vogelstein..........  Vice Chairman of the Board,          65   1983
                                President and Director of E.M.
                                Warburg, Pincus & Co., LLC
                                (also a Director of ADVO, Inc.,
                                and Journal Register Company)

 Ralph V. Whitworth..........  Managing Member, Relational          44   2000
                                Investors, LLC (also a Director
                                of Waste Management, Inc.,
                                Sirius Satellite Radio, Inc.,
                                Tektronix, Inc. and Apria
                                Healthcare Group, Inc. where he
                                serves as Chairman of the Board).

  Except as described below, each of the directors has served in the principal occupation or position indicated in the table for at least the past five years.

  Mr. Beard has served as an Employee/Consultant of the Interpublic Group of Companies since February 2000. Prior to that, he served as Vice Chairman-- Finance and Operations of The Interpublic Group of Companies since October 1995. Prior to that, he was Executive Vice President--Finance and Operations and Chief Financial Officer of The Interpublic Group of Companies for more than five years.

  Mr. Friedman has served as Chairman and Chief Executive Officer of Friedman Fleischer & Lowe, LLC since April 1997. Prior to that, he was a founding partner of Hellman & Friedman, a private investment firm, for more than five years.

  Mr. Loeb has served as Acting Chief Executive Officer of Mattel since February 2000 and as Senior Vice President and General Counsel of Williams-Sonoma, Inc., a consumer products company, since June 1999. Prior to that, he was a senior partner of the law firm of Irell & Manella LLP for more than five years, becoming of counsel to the firm upon his retirement in September 1997.

  Ms. Rich has served as President and Chief Executive Officer of the Los Angeles County Museum of Art since November 1995. Prior to that, she served as Executive Vice-Chancellor and Chief Operating Officer of the University of California, Los Angeles, since 1991.

  Mr. Sinclair has served as Chairman and Chief Executive Officer of Caribiner International since January 1999. Prior to that, he served as President and Chief Executive Officer of Quality Food, Inc., Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International for more than five years.

  Mr. Whitworth has been a Managing Member of Relational Investors, LLC, a private investment fund, since March 1996. Prior to that he served as president of Whitworth and Associates, a private advisory firm for more than five years. He is also a partner of Batchelder & Partners, Inc., a business consulting firm.

                             THE BOARD OF DIRECTORS

Meetings and Remuneration

  During 1999, the Board of Directors held seven meetings, and no director attended less than 75% of the aggregate of all Board of Directors meetings and of all meetings held by any committee of the Board of Directors on which he or she served.

  Non-employee members of the Board of Directors receive an annual retainer of $30,000 per year. Each non-employee committee chairman receives an annual fee of $4,000 per year and each non-employee committee member receives a fee of $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors' fees under an arrangement that provides for the investment of such fees in common stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the individual ceases to be a director of Mattel. Pursuant to the terms of the Mattel 1996 Stock Option Plan, upon initial election to the Board of Directors, each new non-employee member of the Board of Directors receives options to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options are immediately exercisable and expire ten years from the date of grant; provided, however, that the options terminate 90 days after the director ceases to be a member of the Board of Directors unless the director ceases to be a member of the Board of Directors as a result of death or disability in which case the date is extended to one year from the date the director ceases to be a member of the Board of Directors. Upon each annual re-election, each non-employee member of the Board of Directors receives options to purchase an additional number of shares of common stock designed to recognize continued service on the Board of Directors. Directors with five or fewer years of service receive options to purchase 5,000 shares of common stock and directors with more than five years of service receive options to purchase 10,000 shares of common stock, each with an exercise price equal to the fair market value of such stock on the date of grant. The options vest semi-annually over three years at a rate of 10% for each of the first two semi-annual periods and 20% for the remaining four semi-annual periods, and such options expire ten years from the date of grant; provided, however, that unvested options terminate immediately and exercisable options terminate 90 days after the director ceases to be a member of the Board of Directors, unless the director ceases to be a member of the Board of Directors as a result of death or disability in which case the date is extended to one year from the date the director ceases to be a member of the Board of Directors.

  In 1998, and upon the recommendation of the Nominations/Corporate Governance Committee, the Board of Directors adopted policies regarding non-employee director stock ownership and retention of shares purchased upon exercise of stock options. Under the policy, each non-employee member of the Board of Directors will have up to five years from the later of adoption of the policy or joining the Board of Directors to attain target minimum levels of stock ownership. In addition, during their service on the Board of Directors, each non-employee member of the Board of Directors must either hold his or her options to purchase shares of common stock or, if exercised, must hold the underlying shares of common stock until he or she ceases to be a member of the Board of Directors.

  Mr. Rollnick was elected Chairman of the Board of Mattel on February 3, 2000, and was granted options to purchase 50,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options granted to Mr. Rollnick were immediately exercisable and are otherwise subject to the same terms and conditions described above regarding option grants to non-employee directors.

  Mr. Loeb was elected Acting Chief Executive Officer of Mattel on February 3, 2000, and was granted options to purchase 100,000 shares of common stock with an exercise price equal to the fair market value of such stock on the date of grant. The options granted to Mr. Loeb were immediately exercisable and are otherwise subject to the same terms and conditions described above regarding option grants to non-employee directors. Starting February 2000 and until he is succeeded by a permanent Chief Executive Officer, Mr. Loeb will also receive $100,000 per month in connection with his duties as Acting Chief Executive Officer, payable in a lump sum in January 2001.

Committees

  Mattel's Audit Committee is chaired by Mr. Rollnick and includes Ms. Rich, Mr. Beard and Mr. Vogelstein as members. Mr. Loeb was a member of the Audit Committee until his appointment as Acting Chief Executive Officer in February 2000. Mr. Beard became a member of the Audit Committee in April 2000. During 1999, the Audit Committee held six meetings. Its primary functions are to: review periodic financial statements and certain financial information before publication; discuss the scope of the independent accountants' engagement and review the independent accountants' performance, reports and fees; review the scope and adequacy of Mattel's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

  Mattel has an Executive/Finance Committee chaired by Mr. Vogelstein that includes Messrs. Loeb, Friedman and Rollnick as members. Mr. Loeb replaced Ms. Barad as a member of the Executive/Finance Committee in February 2000. During 1999, the Executive/Finance Committee held five meetings. The Executive/Finance Committee may exercise all the powers of the Board of Directors, subject to limitations of applicable law, between meetings of the Board of Directors.

  Mattel has a Nominations/Corporate Governance Committee chaired by Mr. Loeb that includes Ms. Rich and Messrs. Friedman, Mansour, Vogelstein and Whitworth as members. Mr. Whitworth became a member of the Nominations/Corporate Governance Committee in March 2000. During 1999, the Nominations/Corporate Governance Committee held three meetings. Its primary function is to act on behalf of and with the concurrence of the Board of Directors with respect to matters relating to the composition and membership of the Board of Directors and the Board's governance responsibilities. The Nominations/Corporate Governance Committee also works closely with the Chief Executive Officer and other members of Mattel's management to assure that Mattel is governed effectively and smoothly. Sitting as a nominating committee, it submits to the Board of Directors for consideration each nominee to be presented to the stockholders for election as a director at the annual meetings of stockholders, solicits recommendations and selects candidates to fill vacancies on the Board of Directors and presents to the Board of Directors its recommendations for committee assignments. Any stockholder wishing to recommend a nominee to the Nominations/Corporate Governance Committee for election to the Board of Directors at an annual meeting of stockholders should submit a recommendation in writing to Mattel's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominations/Corporate Governance Committee retains discretion in the nomination of directors, and has no obligation to nominate the candidate recommended by the stockholder or to include such candidate in Mattel's proxy materials.

  Mattel has a Compensation/Options Committee chaired by Mr. Vogelstein that includes Messrs. Beard, Rollnick, Sinclair and Whitworth as members. Mr. Whitworth became a member of the Compensation/Options Committee in March 2000 and Mr. Beard became a member in April 2000.

During 1999, the Compensation/Options Committee held six meetings. Its primary functions are to review compensation levels of members of management, evaluate the performance of management and consider management succession and related matters and approve and oversee the various incentive plans, including Mattel's stock option plans and incentive compensation plans.

  Mattel has a Foundation Committee chaired by Dr. Brown that includes Mr. Gandolfo and Ms. Rowland as members. During 1999, the Foundation Committee held three meetings. The Foundation Committee provides direction to and approves the budget and major expenditures for the Mattel Children's Foundation. Funded annually from corporate profits, the Mattel Children's Foundation supports a variety of programs and organizations that primarily benefit children in need.

  Mattel has a Pension Committee chaired by Mr. Sinclair that includes Dr. Brown as a member. During 1999, the Pension Committee held two meetings. Its primary function is to oversee the operation of Mattel's pension and employee retirement and savings plans by reviewing investment and financial performance, the selection of investment managers, trustees and other fiduciaries, and monitoring the administration of the plans.

Compensation Committee Interlocks and Insider Participation

  During 1999, Messrs. Vogelstein, Rollnick and Sinclair served on the Mattel Compensation/Options Committee. There were no interlocks with other companies within the meaning of the Securities and Exchange Commission's proxy rules during 1999. None of the members of the Compensation/Options Committee is or has been an officer or employee of Mattel or any of its subsidiaries.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTORS NAMED HEREIN.

                  REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

  The following Report of the Compensation/Options Committee covering Mattel's fiscal year ended December 31, 1999, and the performance graph that follows shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Neither the Report nor the Performance Graph that follows shall be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

General

  The Compensation/Options Committee, a committee composed entirely of directors who have never served as officers of Mattel, approves and oversees Mattel's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Compensation/Options Committee consults with Mattel's Chief Executive Officer, except when reviewing his or her performance, in which case the Compensation/Options Committee meets independently. The Compensation/Options Committee met six times during 1999.

Statement on Philosophy of Executive Compensation

  In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives of Mattel, the Compensation/Options Committee is guided by three basic principles:

  . Mattel must offer competitive salaries to be able to attract, retain and motivate highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to Mattel and individual performance; and

  . The financial interests of Mattel's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, the Mattel Management Incentive Plan (the "MIP") and the Mattel Long-Term Incentive Plan (the "LTIP").

Implementation of Philosophy

  The Compensation/Options Committee has retained the services of SCA Consulting, a compensation consulting firm, to assist Mattel in developing compensation incentive programs on an on-going basis. SCA Consulting provides data and advice to the Compensation/Options Committee with respect to the compensation paid to senior executives of Mattel, including the Chief Executive Officer and the four other most highly compensated executive officers (the "Named Executive Officers"). At the request of the Compensation/Options Committee, SCA Consulting from time to time provides the Committee with information and advice regarding long-term incentive concepts, annual incentive concepts, appropriate financial and other performance measures, peer group comparisons, stock option plans including premium price plans, dilution resulting from stock option grants and other matters. SCA Consulting also is available to assist the Compensation/Options Committee in reviewing the compensation plans in which executive officers, including each of the

Named Executive Officers, participates and in determining whether the plans appear likely to meet the objectives of motivating the officers to seek to achieve superior stockholder return and attracting and retaining qualified officers. SCA Consulting provided analysis to Mattel management in 1999, but did not attend any Compensation/Options Committee meetings.

Base Salaries

  The Compensation/Options Committee establishes the base salaries of the Chief Executive Officer and other executive officers at levels it determines are appropriate in light of the duties and scope of responsibilities of each officer's position. The Compensation/Options Committee reviews executive officer salaries regularly, usually once every 18 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors. The Compensation/Options Committee measures individual contributions and performance against total annual compensation, including incentive awards, rather than against base salary alone.

Annual Incentives

  Under the MIP, participants may receive incentive compensation based upon the achievement of specific yearly company, division, affiliate and business unit financial performance targets for Mattel, as well as individual performance targets. Under the MIP, the availability of funds for payment is based on Mattel's earnings per share, net of incentive bonuses. Depending upon Mattel's earnings per share, there may be no funding, or there may be funding at three levels: threshold, target and maximum. The company-wide performance targets, and the corporate group target, are based upon net operating profit after taxes ("NOPAT") less a charge on total capital. Performance targets for each business unit are based on operating profit less a charge for capital attributable to the business unit and revenue goals. In determining individual awards under the MIP, the Compensation/Options Committee also considers individual accomplishments once the company and business unit targets have been achieved. For 1999, the maximum amounts that executive officers were eligible to receive under the MIP ranged from 65% to 150% of base salary. Based on Mattel's earnings per share, however, no payments under the MIP were made for 1999 to any Named Executive Officers or any other participants in the MIP.

  During 1999, the Compensation/Options Committee focused on the importance to Mattel of retaining key senior executives during a period in which Mattel faced a variety of challenges. As a result, the Compensation/Options Committee authorized the payment to critical key executives of one-time retention bonuses and other one-time bonuses recognizing special achievements.

Long-Term Incentive Plan

  Executive officers also participated in the Long-Term Incentive Plan for the three-year performance cycle beginning in 1999 and ending in 2001. Awards under the LTIP are based on Mattel's financial performance over a three-year performance cycle relative to performance targets relating to its long-range financial goals and pays out at the end of any given three-year cycle. For the 1999-2001 performance cycle, the Compensation/Options Committee based the performance targets on a combination of growth in NOPAT, less a charge on total capital, growth in earnings per share and growth in revenue. Prior to April 1, 1999, the Compensation/Options Committee established, in writing, the level of each executive's participation and target levels for the performance criteria that had to be achieved before incentive payments would be awarded under the

LTIP. No payments were made under the LTIP in 1999 to the Named Executive Officers or any other participants in the LTIP.

Equity-Based Incentive Compensation

  The Mattel 1996 Stock Option Plan (the "1996 Plan") authorizes the Compensation/Options Committee to make grants and awards of stock options, stock appreciation rights, "restricted stock" and other stock-based awards. Stock options are granted under the 1996 Plan with an exercise price equal to the market price of Mattel's common stock on the date of grant and generally vest semi-annually over three years. This approach is designed to motivate management to increase stockholder value over the long-term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation/Options Committee considers competitive practices, the duties and scope of responsibilities of each executive's position and the amount and terms of options already held by management. In 1999, no options were granted to the Named Executive Officers pursuant to the 1996 Plan.

  The 1997 Premium Price Stock Option Plan (the "PPO Plan") authorizes the Compensation/Options Committee to make grants and awards of stock options and tandem limited stock appreciation rights. Stock options are granted under the PPO Plan with an exercise price in excess of the market price of Mattel's common stock on the date of the grant. Options granted under the PPO Plan are exercisable and terminate at such time as may be determined by the Compensation/Options Committee. The primary purpose for the Compensation/Options Committee's granting of such premium price stock options is to provide strong incentive to increase Mattel's value during the term of the options. Options were granted to Ms. Fontanella, Mr. Bousquette and Mr. Friedman in 1999 under the PPO Plan in recognition of their increased responsibilities and designation as executive officers. No options were granted to Ms. Barad or Mr. Mansour in 1999 under the PPO Plan.

  The Compensation/Options Committee believes that significant equity interests in Mattel held by its executives more closely align the interests of stockholders and management. In light of this belief and effective January 1, 1995, Mattel established stock ownership guidelines for senior executives. Those executives to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in Mattel. Compliance with these guidelines is monitored by the Compensation/Options Committee and, while not mandatory, is taken into consideration when the Committee makes stock option grants.

Loans

  During 1999, Ms. Fontanella, Mr. Bousquette and Mr. Friedman each received $1 million loans from Mattel, which are due and payable in October 2002, with interest to accrue annually at 7% per annum. With respect to each executive, if he or she is employed by Mattel on October 29, 2002, or if such executive's employment is terminated without cause, for good reason by the executive, or in the event there is a change of control of Mattel, the principal amount of the loan to such executive and all accrued unpaid interest will be forgiven. See "Employment and Severance Agreements" below. In addition, if a loan is forgiven and the executive continues to be employed by Mattel on April 1, 2003, or a change of control occurs, the executive will be given an additional payment to fully reimburse the executive for all Federal, state and local income taxes and employment taxes with respect to the forgiveness of the loan and with respect to such taxes. Such payment will also be made earlier if such executive is required to pay taxes on such loan forgiveness before April 1, 2003, if the executive is still employed by Mattel at such time. The purpose of these loans was to help ensure that Mattel will retain the services of these key executives.

Internal Revenue Code Section 162(m)

  As one of the factors in its review of compensation matters, the Compensation/Options Committee considers the anticipated tax treatment to Mattel and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights or on whether such plans qualify as "performance-based" plans under the provisions of the tax laws. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation/Options Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation/Options Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m) of the Internal Revenue Code, as amended. The Compensation/Options Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Compensation of the Chief Executive Officer

  Ms. Barad's Amended and Restated Employment Agreement dated as of January 1, 1997, established the terms and conditions of her employment with Mattel, including a minimum base salary, the minimum benefits to which she was entitled under the compensation plans available to Mattel's executive officers and payments or benefits she was entitled to upon termination of her employment. See "Employment and Severance Agreements" below. The Compensation/Options Committee typically reviews the base salary of the Chief Executive Officer every 18 months pursuant to the same policies the Committee uses to evaluate the base salaries of the other executive officers. In August 1999 in connection with Mattel's ordinary 18-month executive performance review, the Committee increased Ms. Barad's base salary by $150,000 per year. Based on the 1999 financial performance measures, no payments under the MIP or the LTIP were made to Ms. Barad for 1999. Ms. Barad was not granted any options to purchase common stock in 1999.

                                          COMPENSATION/OPTIONS COMMITTEE

                                          John L. Vogelstein (Chairman)
                                          William D. Rollnick
                                          Christopher A. Sinclair

                               PERFORMANCE GRAPH

  The following graph compares the performance of Mattel common stock with that of the S&P 500 Index and Mattel's peer group, the Dow Jones Entertainment, Recreation Products, and Toys Groups. Mattel's peer group included the following companies in 1999: Brunswick Corp.; Carnival Corp.; The Walt Disney Company; Eastman Kodak Co.; Electronic Arts, Inc.; Harley Davidson, Inc.; Hasbro, Inc.; International Game Technology Corp.; Royal Caribbean Cruises, Ltd.; Time Warner, Inc.; and Viacom, Inc. As compared to 1998, the peer group was modified by the Dow Jones by removing King World Productions, Inc. and adding Royal Caribbean Cruises, Ltd. The Cumulative Total Return listed below assumes an initial investment of $100 and reinvestment of dividends.

                Comparison of Five Year Cumulative Total Return
 Mattel, Inc., S&P 500, and Entertainment, Recreation Products, and Toys Groups
                                  1994 to 1999
                       [PERFORMANCE GRAPH APPEARS HERE]

CUMULATIVE TOTAL RETURN                   1995    1996    1997    1998    1999
-----------------------                  ------- ------- ------- ------- -------
Mattel, Inc. ........................... $154.32 $175.62 $237.76 $151.49 $ 86.16
S&P 500.................................  137.58  169.17  225.60  290.08  351.12
Peer Group..............................  121.93  136.48  180.65  247.45  279.71

                           SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of Mattel who served in such capacities on December 31, 1999, for service during each of the last three fiscal years.

                                                                      Long-Term Compensation
                                                               -------------------------------------
                                    Annual Compensation                  Awards             Payouts
                              -------------------------------  --------------------------- ---------
                                                    Other
                                                    Annual      Restricted    Securities     LTIP     All Other
   Name and                               Bonus  Compensation  Stock Awards   Underlying    Payout   Compensation
Principal Position       Year Salary ($) ($)(1)      ($)           ($)      Options (#)(2)  ($)(3)      ($)(4)
------------------       ---- ---------- ------- ------------  ------------ -------------- --------- ------------
Jill E. Barad(5)........ 1999 1,307,693      --    104,985(6)       --              --           --    136,751
 Former Chairman of the  1998 1,263,465  500,000       --           --              --     2,855,720   131,756
 Board and Chief
  Executive              1997 1,100,008  445,503       --           --        4,907,946    9,140,408   112,949
 Officer

Ned Mansour(7).......... 1999   779,231      --    128,411(8)       --              --           --     90,399
 Former President        1998   698,077  500,000       --           --              --     1,631,840    68,707
                         1997   623,078  440,031       --           --        1,983,019      400,000    61,417

Adrienne Fontanella..... 1999   430,769  565,000   173,477(9)       --          500,000          --     39,375
 President               1998   232,319   75,000       --           --           50,000          --     18,976
 Girls/Barbie            1997   200,018  110,000       --           --           35,000          --     16,330

Matt Bousquette......... 1999   438,464  250,000       --           --          395,630          --     40,712
 President               1998   291,647  160,000       --           --              --       244,776    24,562
 Boys/Entertainment      1997   219,053  200,000       --           --          409,371       60,000    16,823

Neil Friedman(10)....... 1999   442,308  250,000       --           --          224,560          --     22,385
 President               1998   350,000      --        --           --              --           --     17,901
 Fisher-Price Brands     1997   156,250  288,750       --           --          525,440          --      7,598

--------
 (1) No payments were made to the Named Executive Officers under the MIP in 1999. Bonus amounts for Ms. Fontanella, Mr. Bousquette and Mr. Friedman in 1999 represent special achievement awards in the amount of $350,000, $250,000 and $250,000, respectively related to their respective business unit performance in 1999 and increased management roles. In addition, Ms. Fontanella was granted a retention bonus in 1999 of $215,000 for her continued commitment to Mattel. Bonus amounts for Ms. Barad and Mr. Mansour in 1998 represent special awards related to successful merger and acquisition efforts related to the acquisition of Tyco Toys, Inc., in 1997, awarded in March 1998. Bonus amount for Ms. Fontanella in 1998 represents a special achievement award in the amount of $75,000 relating to the performance of her business group. Bonus amounts for Mr. Bousquette in 1998 represent special achievement awards of $110,000 relating to the exceptional performance of his business unit and $50,000 related to successful merger and acquisition efforts related to the acquisition of Tyco Toys, Inc. in 1997. Bonus amount for Mr. Mansour for 1997 includes a special achievement award in the amount of $250,000. Bonus amounts for Ms. Fontanella and Mr. Bousquette in 1997 include retention bonuses of $80,000 and $100,000, respectively, for their continued commitment to Mattel.

 (2) 1999 amounts include options granted to Ms. Fontanella, Mr. Bousquette and Mr. Friedman pursuant to the PPO Plan to purchase 500,000, 395,630 and 224,560 shares of common stock, respectively, with exercise prices that were in excess of 25% ($35.24 per share) and 33 1/3% ($37.59 per share) above Mattel's prior six month average stock price on the date of grant ($28.19 per share). Such options expire on April 1, 2004, and may not be exercised for three years from the date of grant. 1997 amounts include options granted to Ms. Fontanella under the 1996 Plan. 1997 amounts include options granted to Ms. Barad, Mr. Mansour, Mr. Bousquette and Mr. Friedman pursuant to the PPO Plan to purchase 4,082,946, 1,433,019, 354,371 and 525,440 shares of common stock, respectively, with exercise prices that were in excess of 25% ($42.31 per share) and 33 1/3% ($44.87 per share) above Mattel's prior six month average stock price on the date of grant ($33.62 per share). Such options expire on December 31, 2002 and may not be exercised for three years from the date of grant.

 (3) $8,440,408 of the LTIP payout for Ms. Barad for 1997 represents the vesting on January 1, 1997, of 292,968 shares of common stock previously issued to her as "restricted stock" and the balance was a cash payment under the LTIP.

 (4) 1999 amounts consist of the taxable portion of premiums on life insurance provided by Mattel for Ms. Barad, Mr. Mansour, Ms. Fontanella, Mr. Bousquette and Mr. Friedman in the amounts of $5,152, $2,592, $806, $780 and $3,481, respectively, and contributions to Mattel's Personal Investment Plan and PIP Excess Plan to such individuals in the amounts of $130,769, $85,715, $38,569, $39,931 and $18,904, respectively. 1999 amounts for Ms. Barad and Mr. Mansour also include $830 (representing a partial year) and $2,092, respectively, which amounts are attributable to premiums paid under the term life portion of split dollar life insurance policies. Ms. Barad and Mr. Mansour are not eligible to receive anything other than death benefits under the split dollar life insurance policies.

 (5) As of February 3, 2000, Ms. Barad no longer serves as Chairman of the Board and Chief Executive Officer of Mattel.

 (6) Includes $90,734 for personal use of company aircraft.

 (7) As of March 31, 2000, Mr. Mansour no longer serves as President of
     Mattel.

 (8) Includes a gain of $53,624 recognized by Mr. Mansour on the purchase of his company car and the payment by Mattel of $48,904 in taxes associated with such gain.

 (9) Includes the reimbursement by Mattel of $104,600 of Ms. Fontanella's relocation expenses, $27,600 of her transitory housing expenses and the payment by Mattel of $25,152 in taxes associated with such housing expenses.

(10) Mr. Friedman joined Mattel following completion of the merger with Tyco Toys, Inc. in June 1997, and therefore the 1997 salary amount represents a partial year.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                                      Individual Grants(1)
                         -----------------------------------------------
                                                                         Potential Realizable
                                                                               Value at
                                                                            Assumed Annual
                           Number of     % of Total                      Rates of Stock Price
                           Securities   Options/SARs Exercise                Appreciation
                           Underlying    Granted to  or Base              for Option Term(2)
                          Options/SARs  Employees in  Price   Expiration -----------------------
Name                     Granted (#)(3) Fiscal Year   ($/Sh)     Date     5% ($)     10% ($)
----                     -------------- ------------ -------- ---------- ---------  ------------
Jill E. Barad...........        --          --          --          --         --            --
Ned Mansour.............        --          --          --          --         --            --
Adrienne Fontanella.....    250,000         1.3       35.24    04/01/04        --        977,875
                            250,000         1.3       37.59    04/01/04        --        390,000
Matt Bousquette.........    197,815         1.1       35.24    04/01/04        --        773,457
                            197,815         1.1       37.59    04/01/04        --        308,591
Neil Friedman...........    112,280         0.6       35.24    04/01/04        --        441,105
                            112,280         0.6       37.59    04/01/04        --        175,157

--------
(1) All of the above-listed awards were made pursuant to the PPO Plan on April 1, 1999. Nonqualified stock options were granted under the PPO Plan with an exercise price in excess of the market price of Mattel's common stock on the date of the grant. The options have exercise prices that were in excess of 25% ($35.24) and 33 1/3% ($37.59) above Mattel's prior six month average stock price on the date of grant ($28.19 per share). 25% options granted under the PPO Plan are exercisable on or after April 1, 2002 if (1) the fair market value of Mattel's common stock on any trading day after April 1, 1999 and prior to April 1, 2001 exceeds the exercise price ($35.24) or (2) Mattel's earnings per share for 2000 is $1.14 or more, representing a 15% compound annual growth between 1998 and 2000. If neither event triggering the exercisability of the 25% options has occurred on or before April 1, 2001, the options terminate. 33 1/3% options granted under the PPO Plan are exercisable on or after April 1, 2002 if (1) the fair market value of Mattel's common stock on any trading day after April 1, 1999 and prior to April 1, 2002 exceeds the exercise price ($37.59) or (2) Mattel's earnings per share for 2001 is $1.31 or higher, representing a 15% compound annual growth rate between 1998 and 2001. If neither event triggering the exercisability of the 33 1/3% options has occurred on or before April 1, 2002, the options terminate. Even if vested, such options will expire on April 1, 2004, and may not be exercised for three years from the date of grant. In addition, such options will terminate on the date on which the TLSARs related to the options are exercised. The PPO Plan has provisions about the impact of a change of control, death, disability, retirement and termination of employment on the exercisability of options.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Mattel common stock. The gains reflect a future value based upon growth at these prescribed rates. It is important to note that options have value to recipients, including the Named Executive Officers, only if the stock price advances beyond the exercise price shown in the table during the effective option period.

(3) Pursuant to the PPO Plan, tandem limited stock appreciation rights were granted in tandem with all of the options listed above. Each TLSAR is a right to receive a payment in cash, or in some instances common stock, equal to the amount the fair market value of Mattel's common stock on the date the TLSAR is exercised exceeds the exercise price of the TLSAR. The exercise price of the TLSARS, which may not be less than the fair market value of Mattel common stock on the date of grant, was $28.19 per share. Each TLSAR will become exercisable only immediately upon the occurrence of a change of control of Mattel and will expire upon the exercise of the underlying option, the termination of the underlying option (unless the TLSAR is exercisable on such date) or two years after the date of change of control, whichever is the earliest to occur.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
   Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                     Values

                                                     Number of Securities      Value of Unexercised In-
                                                    Underlying Unexercised     the-Money Options/SARs at
                                                    Options/SAR's at FY-End            FY-End(1)
                                                  --------------------------- ---------------------------
                         Shares Acquired  Value
Name                       on Exercise   Realized Exerciseable Unexerciseable Exerciseable Unexerciseable
----                     --------------- -------- ------------ -------------- ------------ --------------
Jill E. Barad...........       --          --      1,870,313     4,570,446        --            --
Ned Mansour.............       --          --        481,250     1,764,269        --            --
Adrienne Fontanella.....       --          --         42,000       555,000        --            --
Matt Bousquette.........       --          --         51,406       776,251        --            --
Neil Friedman...........       --          --            --        750,000        --            --

--------
(1) The value of unexercised in-the-money options/SARs at FY-end is calculated based on the market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 31, 1999, at a price of $13.125 per share, the fair market value of Mattel's common stock on such date.

                           LONG-TERM INCENTIVE PLANS
                         Awards In Last Fiscal Year(1)

                                         Performance
                                          Or Other    Estimated Future Payouts Under
                            Number of      Period      Non-Stock Price-Based Plans
                          Shares, Units     Until    --------------------------------
                         Or Other Rights Maturation  Threshold    Target    Maximum
Name                           (#)        Or Payout     ($)        ($)        ($)
----                     --------------- ----------- --------------------- ----------
Jill E. Barad...........       --         12/31/01    1,050,000  3,500,000  8,750,000
Ned Mansour.............       --         12/31/01      600,000  2,000,000  5,000,000
Adrienne Fontanella.....       --         12/31/01      300,000  1,000,000  2,500,000
Matt Bousquette.........       --         12/31/01      300,000  1,000,000  2,500,000
Neil Friedman...........       --         12/31/01      300,000  1,000,000  2,500,000

--------
(1) For purposes of determining bonuses payable under Mattel's LTIP for the three-year performance cycle beginning January 1, 1999, in the first quarter of 1999 the Compensation/Options Committee established the participation levels for each of the Named Executive Officers and the LTIP performance objectives. The performance objectives are based on a combination of growth in NOPAT less a charge on total capital, growth in earnings per share and growth in revenue. Management of Mattel believes it is extremely unlikely that the performance objectives will be met.

                                RETIREMENT PLANS

  The Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan, as amended (the "SERP") was originally adopted by Mattel effective May 1, 1996, and amended effective November 4, 1999. An employee must be selected by the Chief Executive Officer in order to participate in the SERP. All of the Named Executive Officers participate in the SERP. Under the SERP, in most cases a vested participant with five to 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant's final average compensation (the average annual compensation during the final three years of employment), multiplied by (2) a fraction, not in excess of one, equal to the number of months of service credited to the participant divided by 180. In most cases, a vested participant with more than 15 years of service will be entitled to a yearly benefit for his or her lifetime beginning at age 60 equal to (1) 25% of the participant's final average compensation, plus (2) an additional 0.1666% for each month of credited service after 15 years, up to a maximum total percentage of 35%. A participant vests upon completing five years of service and attaining age 55. The compensation used in determining final average compensation under the SERP is the participant's base salary plus bonuses paid under the MIP and the 1999 special achievement bonuses. The SERP is currently unfunded.

  The following table shows the estimated annual benefit that would be payable to participants in the SERP at age 60.

                        Approximate Annual Retirement Benefits Retiring at
                                              Age 60
                        ---------------------------------------------------------
          Final
         Average        5 Years of     10 Years of     15 Years of      20 Years
       Compensation      Service         Service         Service       of Service
       ------------     ----------     -----------     -----------     ----------
       $  300,000        $ 25,000       $ 50,000        $ 75,000       $  105,000
          400,000          33,333         66,667         100,000          140,000
          500,000          41,667         83,333         125,000          175,000
          750,000          62,500        125,000         187,500          262,500
        1,000,000          83,333        166,667         250,000          350,000
        2,000,000         166,667        333,333         500,000          700,000
        3,000,000         250,000        400,000         750,000        1,050,000

  Under the terms of Ms. Barad's employment agreement and the SERP, and as confirmed in her separation agreement with Mattel, upon her departure from Mattel, she was immediately entitled to receive benefits under the SERP equal to 35% of the average of the final three years of her annual base salary plus the average of the greatest two of the five most recent annual MIP and a special achievement bonus received by her. Such benefits equal $708,989 per year during her lifetime. Pursuant to the terms of the SERP, Ms. Barad chose to receive guaranteed installments of $106,745 per month over a period of 10 years instead of payments of $708,989 per year during her lifetime. Under the terms of Mr. Mansour's employment agreement and the SERP, as modified by his severance and consulting agreement with Mattel, upon his departure from Mattel, he was immediately entitled to receive benefits under the SERP equal to 35% of the average of the final three years of his annual base salary plus the average of the greatest two of the three most recent annual MIP bonuses received by him. Such benefits equal $282,632 per year during his lifetime. Pursuant to the terms of the SERP, Mr. Mansour chose to receive guaranteed installments of $31,575 per month over a period of 15 years instead of payments of $282,632 per year during his lifetime.

  At December 31, 1999, final average compensation under the SERP for Ms. Fontanella, Mr. Bousquette and Mr. Friedman was $320,260, $384,990 and $402,084, respectively, and the years of service with Mattel were 3.6, 6.0 and 2.6, respectively. The SERP benefit is computed as a lifetime payment and is not reduced for Social Security.

  Mr. Neil Friedman also participates in the Fisher-Price Pension Plan and Fisher-Price Deferral and Compensation Adjustment Benefit Plan. Under the Fisher-Price Pension Plan, a participant accrues a benefit each year equal to 1.4% of compensation plus 0.4% of compensation in excess of 150.1% of Social Security covered compensation. Compensation includes base salary and bonus paid under the MIP. The benefit is payable at age 65 as an unreduced lifetime payment and is not reduced for Social Security. The Fisher-Price Deferral and Compensation Adjustment Benefit Plan makes up for benefits that cannot be provided under the Fisher-Price Pension Plan due to the limitation on pensionable pay under section 401(a)(17) of the IRS Code. Mr. Friedman's projected annual benefit, assuming level continuation of compensation, payable at normal retirement age is $126,271.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

  Mattel has entered into employment agreements with each of the Named Executive Officers in order to assure their continued service. Both Ms. Barad and Mr. Mansour no longer serve as executives of Mattel and have entered into the separation or severance agreements described below. Each of the other Named Executive Officers, Ms. Fontanella, Mr. Bousquette and Mr. Friedman, recently entered into new employment agreements dated as of January 31, 2000, and effective as of April 1, 1999, which contain substantially identical terms, except as described below.

  Employment Agreements with Adrienne Fontanella, Matthew Bousquette and Neil Friedman. The agreements for Ms. Fontanella, Mr. Bousquette and Mr. Friedman, generally provide a three-year term of employment. Commencing on the first day of the month following April 1, 1999, and on the first day of each month thereafter, the termination date of each agreement is automatically extended by one month unless the executive or Mattel gives notice to the other that the agreement will not be extended and will be terminated. The agreements provide that each executive is to receive a base salary at least equal to his or her salary in effect on the date of the agreement, and base salaries must be reviewed no less frequently than once every eighteen months. The current base salary for Ms. Fontanella, Mr. Bousquette and Mr. Friedman is $600,000 each. The agreements also provide for the respective executive's participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel, including but not limited to the MIP, the LTIP, any of Mattel's stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally. Ms. Fontanella's agreement also provides that Mattel will reimburse her for the cost of twenty-four round-trip business class tickets over a period of two years.

  Mattel may terminate Ms. Fontanella's, Mr. Bousquette's or Mr. Friedman's employment for "cause," as defined in the agreements, if the Chief Executive Officer of Mattel determines that "cause" exists. Each executive may terminate his or her employment if "good reason" exists, as defined in the agreements. "Good reason" includes, among other things, any change in duties, authority or responsibility of the executive that is inconsistent with the executive's position as described in his or her respective agreement, any failure of a successor to Mattel to assume or perform the agreement and any requirement by Mattel that the executive be based outside of Los Angeles (or, in the case of Mr. Friedman, New York), in each case without the executive's consent. If the executive's employment is terminated for cause or if the executive terminates his or her employment without good reason, Mattel will pay the executive his or her full base salary through the termination date at the then-effective rate. The agreements also provide for, among other things, certain health care and disability benefits to the executives or their families in the event of termination of employment by death or disability.

  If Mattel terminates Ms. Fontanella's, Mr. Bousquette's or Mr. Friedman's employment other than for cause, death or disability or the executive terminates his or her employment for good reason (in each case, other than within 18 months following a change of control):

  . Mattel will pay the executive a lump sum consisting of:

   (1) the executive's base salary through the termination date at the then-effective rate;
   (2) a current year MIP bonus (the "Bonus") equal to the greater of (x) the average of the two highest MIP bonuses received by the executive in the last three years, prorated to reflect the number of months of the executive's employment in the current year, (y) the MIP bonus paid to the executive in 2000 or 2001, whichever is greater, and (z) the target MIP bonus for the 2000 year;

   (3) an LTIP payment reflecting the amount the executive would have received if the executive had remained employed for the entire performance period, prorated based on the number of months of the executive's employment during the performance period; and
   (4) three times the sum of (x) the executive's annual base salary at the then-effective rate and (y) the Bonus, but without proration;

  . until the earlier of (x) the third anniversary of the termination date or
    (y) the date the executive accepts other similar employment, Mattel will provide the executive certain employee benefits at Mattel's expense, including but not limited to coverage under Mattel's medical, dental and other health care plans, outplacement services, financial counseling and tax preparation services, country club membership costs and continued use of leased automobiles and the right to purchase such automobiles for a nomimal sum; and

  . credit will be given for three years of service (in addition to actual service) and for three years of attained age to be added to the executive's actual age for purposes of computing any service and age-related benefits for which the executive is eligible under Mattel's plans and programs, including the SERP.

  If Mattel terminates an executive's employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason and such termination occurs within 18 months after the date upon which Mattel changes the person to whom the executive immediately reports, then (1) the executive's Bonus, as described above, will be no less than the executive's maximum targeted MIP bonus for the year in which the termination of employment occurs, and (2) the executive's LTIP payment described above will be based on the maximum LTIP payment that the executive could have received with respect to the pending performance period, rather than the amount which would have been payable to the executive had he or she remained employed for the entire performance period.

  If, within 18 months following a "change of control" of Mattel, the executive terminates his or her employment for good reason, Mattel or the surviving entity terminates the executive's employment other than for cause or disability, or within the 30-day period immediately following the six-month anniversary of a change of control the executive terminates his or her employment for any reason, Mattel will, among other things, make all the payments and provide all the benefits to the executives described above, except for the prorated LTIP payment. Instead of the prorated LTIP payment, the terms of the LTIP provide that in the event of the change in control of Mattel, each executive will receive within 30 days after the change of control any earned but unpaid LTIP bonuses and an interim cash payment for each performance period commenced but not completed prior to the date of the change of control equal to the amount the executive would have received had the target performance objectives been achieved with respect to each such performance period. If, with respect to payments or distributions in the nature of compensation (including accelerated vesting and exerciseability of stock options) made by Mattel due to a change of control, the executive is subject to the payment of excise tax under Section 4999 of the Internal Revenue Code, Mattel will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

  Pursuant to an amendment, dated February 10, 2000, to each executive's employment agreement and existing stock option grant agreements, if an executive's employment with Mattel is terminated without cause by Mattel, because of death or disability, for good reason by the executive, or by the executive following a change of control, all outstanding stock options (other than options issued under the PPO Plan) held by the executive will become immediately exerciseable, and he or she will have until the date that is ten years from the date each outstanding option was granted to exercise such option.

  In addition, Ms. Fontanella, Mr. Bousquette and Mr. Friedman each received a loan from Mattel on October 29, 1999, in the principal amount of $1.0 million and a second loan from Mattel on April 7, 2000 in the principal amount of $2.0 million, which are all due and payable on or before October 29, 2002, with interest to accrue annually at 7% per annum. With respect to each executive, if his or her employment with Mattel is terminated for cause prior to October 30, 2002, then the loans to such executive will become due and payable, including interest accrued, 30 days after such termination date. If an executive is employed by Mattel on October 29, 2002, or if an executive's employment with Mattel is terminated without cause by Mattel, for good reason by the executive, or in connection with a change of control, the principal amount of the loans to such executive and all accrued unpaid interest will be forgiven. In addition, if a loan is forgiven and the executive continues to be employed by Mattel on April 1, 2003, or a change of control occurs, the executive will be given an additional payment to fully reimburse the executive for all Federal, state and local income taxes and employment taxes with respect to the forgiveness of the loan and with respect to such taxes. Such payment will also be made earlier if such executive shall be required to pay taxes on such loan forgiveness before April 1, 2003, if the executive is still employed by Mattel at such time.

  Separation Agreement with Jill Barad. In connection with Ms. Barad's departure from Mattel, the Compensation/Options Committee negotiated and the Board of Directors approved a separation agreement with Ms. Barad, the principal terms of which implement the separation provisions of her 1997 employment agreement. Pursuant to her employment agreement, Ms. Barad was entitled to receive cash payments of: (1) five times the sum of her annual base salary as of February 2000 and a maximum annual bonus under the MIP; (2) one-twelfth of her maximum annual bonus under the MIP; and (3) the full term maximum payout under the LTIP, which together resulted in an aggregate cash payment, confirmed in the separation agreement, of approximately $26.4 million. Ms. Barad's separation qualified her for benefits of $708,989 per year during her lifetime under Mattel's SERP adopted in 1994, as amended, which amount was confirmed in the separation agreement. Ms. Barad's employment agreement provided that the entire balance due from Ms. Barad with respect to the November 1, 1994 loan from Mattel of $3.0 million at 4.12% per annum for the purchase of a home would be forgiven on her termination. In the separation agreement Mattel agreed to pay Ms. Barad approximately $3.31 million to make her whole for the Federal and California income taxes and Medicare tax payable by her with respect to the income she will recognize as a result of the forgiveness of the home loan. Under the separation agreement, Mattel also forgave the May 29, 1997 loan of $4.2 million at 6.1% per annum which it had given Ms. Barad in connection with the Board of Directors' request that she not sell any of the 292,968 shares of restricted stock which had been granted to her in December 1993 and which had become vested in January 1997 in order to pay the income taxes resulting from such vesting. As provided in her employment agreement: (1) Mattel will continue to provide Ms. Barad with life insurance with a basic fixed death benefit of $5.0 million under Mattel's Key Executive Life Insurance Program for the rest of her lifetime; (2) Ms. Barad may acquire her company car for a nominal sum; and (3) until Ms. Barad accepts other full-time employment, Mattel will provide Ms. Barad at Mattel's expense (a) medical and related health insurance, (b) outplacement services, (c) continuation of certain memberships and transferal of such memberships to Ms. Barad, and
(d) financial counseling services. The separation agreement provides that: (1) Mattel will sell Ms. Barad certain artwork at the prices recently paid for such artwork by Mattel; (2) Mattel will continue to provide security services to Ms. Barad for a limited period of time, and (3) Mattel will allow Ms. Barad to retain the personal office equipment provided by Mattel to Ms. Barad. Additionally, the separation agreement provides that options to acquire Mattel stock held by Ms. Barad, to the extent not already vested, became vested in full as of February 3, 2000, and will remain outstanding and exercisable until the expiration of the original terms of the grants. As of February 3, 2000, Ms. Barad held options to purchase 6,440,759 shares of Mattel common stock. 4,082,946 of Ms. Barad's options have exercise prices of $42.31 or $44.87. The remaining options have prices ranging from $15.76 to $26.62. In the separation agreement, Ms. Barad provided Mattel with certain releases and agreed to certain confidentiality and non-competition provisions. She also agreed to provide consulting services to Mattel for up to 40 hours per month until December 31, 2000.

  Severance and Consulting Agreement with Ned Mansour. In connection with Mr. Mansour's departure from Mattel, the Compensation/Options Committee negotiated and the Board of Directors approved a severance and consulting agreement with Mr. Mansour, the principal terms of which implement the separation provisions of his employment agreement. Pursuant to his employment agreement, Mr. Mansour was entitled to receive cash payments of: (1) three times his annual base salary as of March 2000 and the average of the highest two of his last three MIP bonus payments and (2) the average of the highest two of his last three MIP bonus payments, which together resulted in an aggregate cash payment, confirmed in the severance and consulting agreement, of approximately $3.8 million. As provided in his employment agreement: (1) Mattel is obligated to provide
Mr. Mansour medical and related health insurance for three years or until Mr. Mansour accepts other full-time employment; (2) Mr. Mansour may acquire his company car for a nominal sum; (3) for three years Mattel will provide Mr. Mansour with financial planning services; and (4) Mattel will continue a membership for three years or until Mr. Mansour accepts other full-time employment, after which the memberships will be transferred to Mr. Mansour. The separation agreement provides that: (1) Mattel will pay Mr. Mansour $2 million in settlement of his participation in the LTIP; (2) Mr. Mansour may keep the computers provided to him by Mattel for business purposes; (3) Mattel will continue to provide Mr. Mansour with life insurance coverage under Mattel's Key Executive Life Insurance Program for the rest of his lifetime; (4) Mattel will pay Mr. Mansour $20,000 in lieu of outplacement services; and (5) for three years Mattel will reimburse Mr. Mansour for the cost of maintaining a home security system. Additionally, the severance and consulting agreement provides that non-qualified options to acquire Mattel stock held by Mr. Mansour, to the extent not already vested, became vested in full as of March 31, 2000, and will remain outstanding and exercisable until the expiration of the original terms of the grants. PPO Plan options held by Mr. Mansour ceased to vest on March 31, 2000 under the severance and consulting agreement. As of March 31, 2000, Mr. Mansour held vested options to purchase 1,966,877 shares of Mattel common stock. 1,154,377 of Mr. Mansour's options have exercise prices of $42.31 or $44.87. The remaining options have prices ranging from $16.16 to $25.75. In the event that any previously granted options are re-priced for any Mattel senior executives prior to the expiration date of Mr. Mansour's options, options granted to Mr. Mansour will be similarly re-priced. Pursuant to Mr. Mansour's employment agreement and the SERP, as modified by the severance and consulting agreement, Mr. Mansour's separation qualified him for SERP benefits of $282,632 per year during his lifetime. Until December 31, 2000, Mr. Mansour also agreed to provide consulting services to Mattel for up to 20 hours per month for consideration of $8,000 per month.

                              CERTAIN TRANSACTIONS

  The law firm of Irell & Manella LLP, to which Mr. Loeb was Of Counsel for part of 1999, provided legal services to Mattel during the year.

  On October 29, 1999, Mattel loaned $1.0 million at 7% per annum to each of Ms. Fontanella, Mr. Bousquette and Mr. Friedman. On April 7, 2000, Mattel loaned $2.0 million at 7% per annum to each of Ms. Fontanella, Mr. Bousquette and Mr. Friedman. See "Employment and Severance Agreements" above.

  On November 1, 1994, Mattel loaned to Ms. Barad $3.0 million at 4.12% per annum (the short-term applicable federal rate for the month of September 1994) for the purchase of a home pursuant to the terms of her prior employment agreement. The loan was secured by a first deed of trust on the home and was payable in full on November 1, 1997. On January 1, 1997, the maturity date of the loan was extended to May 20, 2000, and the interest rate of the loan was increased to 6.1% per annum (the medium-term applicable federal rate for the month of January 1997). In connection with Ms. Barad's departure and as provided for in her employment agreement, the principal amount of the loan and all accrued unpaid interest has been forgiven. Mattel also paid Ms. Barad approximately $3.31 million to make her whole for the Federal and California income taxes and Medicare tax payable by her with respect to the income she will recognize as a result of the forgiveness of the home loan. See "Employment and Severance Agreements" above.

  On May 29, 1997, Mattel loaned $4.2 million at 6.1% per annum (the medium-term applicable federal rate for the month of May 1997) to Ms. Barad pursuant to the terms of her employment agreement and in connection with the vesting of 292,968 shares of common stock that had previously been issued to Ms. Barad as "restricted stock." The loan was secured by the 292,968 shares of common stock and was payable in full, including accrued interest, on May 19, 2000; provided, however, that if Mattel's common stock had traded on the New York Stock Exchange for any 20 consecutive trading days during the term of the loan at a per share price of $45 or more, then the entire unpaid principal balance and accrued but unpaid interest thereon would have been forgiven by Mattel. The loan was made to Ms. Barad to allow her to pay her tax liability on such shares of common stock without having to sell any of them, thereby encouraging Ms. Barad's enhanced ownership of common stock. In connection with Ms. Barad's departure, the principal amount of the loan and all accrued unpaid interest has been forgiven. See "Employment and Severance Agreements" above.

  During 1999, Mattel made payments in the aggregate of $640,936 to White Wings, Inc. for the use of an aircraft by officers of Pleasant Company. Ms. Rowland and her husband, Jerome Frautschi, beneficially own 100% of White Wings, Inc. Additionally, during 1999, Mattel made payments in the aggregate of $732,933 to Webcrafters Inc. for the production of printed materials for Pleasant Company. Ms. Rowland's brother-in-law, John Frautschi, beneficially owns 100% of Webcrafters Inc.

                                   PROPOSAL 2
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP has served as Mattel's independent accountants since their appointment for the 1975 fiscal year. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as Mattel's independent accountants for the year ending December 31, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

  Audit services of PricewaterhouseCoopers LLP for 1999 included the examination of the consolidated financial statements, services related to filings with the Securities and Exchange Commission, and the performance of limited reviews of Mattel's quarterly unaudited financial information and forensic accounting services. The ratification of the selection of Mattel's independent accountants requires the affirmative vote of the holders of a majority of the voting power of the shares of Mattel common stock and Special Voting Preferred Stock present in person or represented by proxy and entitled to vote at the annual meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

                                   PROPOSAL 3
                     STOCKHOLDER PROPOSAL REGARDING CERTAIN
                       REPORTS BY THE BOARD OF DIRECTORS

  Marie-Claude Hessler-Grisel, whose address is 23 rue Oudinot, 75007 Paris, France, has requested that the following proposal be included in this Proxy Statement. Ms. Hessler-Grisel has advised Mattel that she is the beneficial owner of 200 shares of Mattel common stock. Ms. Hessler-Grisel's proposal and her related supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

  The stockholder's proposal follows:

  Whereas the Shareholders request the Board of Directors to inform the public, every six months starting in November 2000, of the progress achieved in the implementation of the "Global Manufacturing Principles" and the resulting improvements in the working conditions of Mattel's and its subcontractors' workers.

Supporting Statement

  One of the greatest challenges for corporations today is to satisfy the consumers' demand for "ethical" goods. This is no longer a rhetorical demand made by a few NGOs. It reflects a genuine concern from a rapidly growing number of consumers, already a majority in Europe, to choose goods made by workers, in whichever country, whose working conditions and compensation meet certain basic standards. Corporations which want to keep or improve their market share will have to address the issue quickly and seriously.

  Mattel has recognized and started to address the issue. It adopted a code of conduct, the "Global Manufacturing Principles" in 1997. Simultaneously it appointed Professor Prakash Sethi to monitor the implementation of the code of conduct.

  Since then, Professor Sethi, with the help of the two other members of the Mattel Independent Monitoring Council (MIMCO), has done a significant work, first setting a modus operandi and specific criteria that have been approved by Mattel's top management (and regretfully not published), and then trying to find out whether the conditions in the Mattel owned-and-operated facilities were in compliance with the "Global Manufacturing Principles" and the criteria. MIMCO published its first report mid-November 1999, covering eight facilities, making Barbies, Hot Wheels, Fashion Dolls, tools and molds in four different countries (Indonesia, China, Malaysia and Thailand). It seems that by the time of the next annual meeting, MIMCO will have published at least two other reports.

  The effort, time and money spent by Mattel and MIMCO are undeniable. However, they are not sufficient to satisfy the consumers' demand for "ethical" goods.

  MIMCO reports are but a first step. According to their own plan, the MIMCO members will not have time to follow up right away on their reports, except in certain areas of major concern such as the payroll system in China. Years will pass before they audit again the same facilities.

  Meanwhile, action is required from Mattel's Board of Directors and management. They can make changes happen. They have the power to ensure that the various points of concern are addressed. And above all they alone can demonstrate that the "Global Manufacturing Principles" are really meant to be eventually fully implemented. Only in publishing regular, accurate and substantiated reports on actions and results will the Board of Directors satisfy the increasing consumers' demand for improved working conditions and compensation.

  Neither in the cautionary statement of the 1998 Annual Report nor in the proxy statement, do Mattel's Board of Directors and top management mention the risk that results would suffer in case of a large media and consumers' campaign about the working conditions at its or its subcontractors' facilities. In accepting the proposal such risk would be minimized. At the same time, public disclosure in regular press releases every six months--press releases that should not look like self congratulation--would create a market advantage for Mattel and therefore increase its market share.

  The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder's proposal for the following reasons:

  At a time when consumers around the world are becoming increasingly interested in the origin of the products they purchase and the conditions under which the products are manufactured, Mattel has elected to establish the most comprehensive code of conduct in the toy industry--the "Global Manufacturing Principles." Mattel is in agreement with the principles underlying the stockholder proposal and recognizes that even the most comprehensive code represents nothing more than an unfulfilled commitment unless it is accompanied by an aggressive program of employee education and independent monitoring. As a result, Mattel has initiated a worldwide independent auditing and monitoring system of its owned-and-operated and primary contractor manufacturing facilities. Mattel believes it is the first multi-national consumer products company to commit to and initiate independent auditing and monitoring of its facilities on a global basis.

  Headed and supervised by the Mattel Independent Monitoring Council ("MIMCO"), Mattel's independent monitoring program features in-depth, on-site inspections of manufacturing facilities. These inspections include unobstructed facility tours by MIMCO members, management interviews, auditing of personnel files and one-on-one interviews conducted confidentially by Verite International with statistical samplings of employees.

  To further ensure the independence and transparency of the MIMCO audits, results are published and made available publicly by MIMCO. The first such publication, addressing Mattel's owned and operated plants in Asia, as well as jointly owned-and-operated facilities in China, was released in November 1999. Full copies of the report are available to the public upon request to MIMCO, and a detailed executive summary of the report is located at www.mattel.com. The publication of these results is the sole responsibility of MIMCO and will occur no less than once each year. As an independent body, MIMCO has full discretion to increase the frequency of publication beyond an annual basis.

  On November 20, 1997, Mattel first announced the adoption of its Global Manufacturing Principles, which is a code of conduct for production facilities and contract manufacturers worldwide. At the same time, Mattel announced the development by Dr. S. Prakash Sethi, Academic Director of Executive Programs, Zicklin School of Business, Baruch College, City University of New York, an international expert on corporate governance and ethics, of the worldwide independent audit and monitoring system for the Global Manufacturing Principles.

  The Global Manufacturing Principles reflect Mattel's belief that the safety and fair treatment of the men and women who manufacture Mattel products is equally important as the safety and quality of the products themselves. Mattel's policy, among other provisions, prohibits the use of forced, child or prison labor in such facilities and establishes precise standards for the working environment of such facilities. Comprehensive standards concerning the work environment, working conditions, wages and salaries and living conditions (where applicable) have been developed for each country in which Mattel owns facilities and in those countries in which Mattel's primary contractors are located.

  To date:

  . Dr. Sethi has recruited two eminent and experienced individuals to MIMCO--Dr. Paul F. McCleary, currently president of For Children, Inc., former executive vice president of Save the Children, Inc., and former associate general secretary of the United Methodist Church; and, Dr. Murray L. Weidenbaum, currently Distinguished University Professor and Chairman, Center for the Study of American Business, Washington University and former Chairman of the U.S. Council of Economic Advisors.

  . A substantial number of contractor facilities have been dismissed.

  . MIMCO members have visited all of Mattel's owned-and-operated facilities outside of the U.S. as well as many of its primary contractor facilities in Indonesia and the People's Republic of China.

  . MIMCO has completed independent audits of all company owned-and-operated facilities in Indonesia, Thailand, Malaysia, Mexico and its two jointly owned-and-operated facilities in the People's Republic of China.

  . MIMCO published a report of its audit findings in Asia in November 1999.

  . MIMCO will publish a report addressing its audit findings in Mexico in the Spring of 2000.

  . MIMCO will also publish a report on its follow-up findings related to its initial audit of Mattel's jointly owned-and-operated facilities in China in the Summer of 2000.

  . MIMCO will complete audits of all remaining company owned-and-operated facilities outside of the United States (one in China that recently finished construction and a former jointly owned-and-operated facility in India) and publish a report on its findings by the end of 2000.

  . MIMCO has initiated independent audits of a statistical sampling of primary contractor facilities. MIMCO expects to complete the first round of vendor audits by Fall of 2000.

  . MIMCO will continue to issue public reports of its findings at its own discretion, but no less than annually.

  Dr. S. Prakash Sethi is expected to be present at the annual meeting to discuss the findings of the completed MIMCO audits and respond to any questions that may arise from meeting attendees.

  While Mattel is in agreement with the principles underlying the stockholder proposal, it believes that the current and future activities of MIMCO demonstrate that the adoption of specific publication requirements, beyond those already undertaken, are unnecessary.

  Approval of this stockholder proposal requires an affirmative vote of the holders of a majority of the voting power of the shares of Mattel common stock and Special Voting Preferred Stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class. Unless marked to the contrary, proxies received will be voted against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 4
             STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLAN

  The American Federation of State, County and Municipal Employees, AFL-CIO (AFSCME), whose address is 1625 L Street, N.W., Washington, D.C. 20036-5687, has requested that the following proposal be included in this Proxy Statement. The AFSCME Employees Pension Plan has advised Mattel that it owns
102,600 shares of Mattel common stock. AFSCME's proposal and related supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

  The stockholder's proposal follows:

  Resolved: The stockholders of Mattel, Inc. ("Mattel" or the "Company") request the Board of Directors to redeem the stockholders purchase rights distributed on February 17, 1992 unless such distribution is approved by the affirmative vote of stockholders, to be held as soon as may be practicable.

Supporting Statement

  As of December 21st of last year, Mattel's share price stood at 12 3/8, a drop of 73% since 1998. Stockholders have experienced a loss of over $8.5 billion in the market value of their stock during this period, as Mattel management announced a series of negative earnings surprises. Our Company's Board and executives must accept responsibility for these results, which we believe have been caused by the departure of a number of top executives, overpayment for acquisitions and a heavy reliance on the Barbie brand.

  While we are not calling for the resignation of Mattel's chief executive officer at this time, we do believe this is a particularly prudent moment for our Board of Directors to begin to eliminate management-entrenching corporate governance structures, particularly Mattel's poison pill.

  The Board of Directors created the Company's current poison pill rights plan in February of 1992 with the distribution of Preference Share Purchase Rights to common stockholders. This plan replaced a similar one which had expired in 1991. We do not share the Board's view that our Company should have put two separate poison pill rights plans into effect without stockholder approval.

  We believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill type device.

  Rights plans like ours have become increasingly unpopular in recent years. In 1999 a majority of stockholders at seventeen companies, including J.C. Penney, Quaker Oats, Venator, and Novell, voted in favor of stockholder proposals asking management to redeem or repeal poison pills.

  The effect of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management."

A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

  Given the undeniably undemocratic way in which the share rights have been assigned to stockholders and maintained we believe these rights should either be redeemed or voted on by shareholders.

  We urge shareholders to vote for this resolution!

  The Board of Directors of Mattel unanimously recommends that stockholders vote AGAINST the stockholder's proposal for the following reasons:

  The Board of Directors adopted a Rights Plan in 1992 to protect Mattel's stockholders in the event of certain unsolicited attempts to acquire control of Mattel, including a partial or two-tier tender offer that fails to treat all stockholders equally, a "creeping acquisition" of Mattel by the purchase of stock on the open market and other acquisition tactics that the Board believes are unfair to Mattel's stockholders and are not in their best interests. Similar plans have been adopted by over 2,300 corporations, including a majority of the corporations included in the Standard & Poor's 500.

  A major function of the Rights Plan is to give the Board a greater period of time within which it can properly evaluate the adequacy of an acquisition offer and protect stockholders against potential abuses. A second important function of the Rights Plan is to induce a potential bidder for Mattel to negotiate with the Board and thus strengthen the Board's bargaining position vis-a-vis such a bidder. The Rights Plan thus enables the Board, as elected representatives of the stockholders, to better protect and further the interests of Mattel's stockholders in the event of an acquisition proposal. The Board gains the opportunity and additional time to determine whether an offer reflects the full value of Mattel and is fair to all stockholders, and if not, to reject the offer or to seek an alternative that meets these criteria.

  The Rights Plan is particularly critical in ensuring that persons who may seek to acquire control of Mattel can do so only by paying shareholders a fair price. The Rights Plan encourages potential acquirors to negotiate the terms of an acquisition with the Board of Directors. It thus enhances the ability of the Board to negotiate the best results for shareholders.

  It is important to keep in mind that while the Rights Plan can enhance the Board's ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not preclude takeover offers.

  The Board's fiduciary duty to the stockholders dictates that it evaluate the merits of each and every acquisition proposal presented to the Board and seek to insure that any proposed business combination or acquisition delivers full value to the stockholders.

  The Board believes that redeeming the rights would remove an important tool that the Board should have for the protection of stockholders. The Board therefore believes that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

  Approval of this stockholder proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Mattel common stock and Special Voting Preferred Stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class. Unless marked to the contrary, proxies received will be voted against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 5
                   STOCKHOLDER PROPOSAL REGARDING COMPOSITION
                           OF THE BOARD OF DIRECTORS

  John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, acting on behalf of Bernard and Naomi Schlossman, whose address is 10923 Rathburn Ave., Northridge, California 91326-2854, has requested that the following proposal be included in this Proxy Statement. Bernard and Naomi Schlossman have advised Mattel that they own 700 shares of Mattel common stock. Mr. Chevedden's proposal and his related supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

The stockholder's proposal follows:

  RESOLVED:

  TWO-THIRDS INDEPENDENCE FOR MATTEL'S BOARD

  Require 66% of the Mattel's board to be independent. Improve board oversight of under-performing management. Mattel Inc. shareholders request the Board of Directors take all necessary steps to enact this resolution today.

  This includes the requirement that a change in the 66% requirement can be made only by a majority shareholder vote, as a separate-issue to the fullest extent permitted by law.

  SUPPORTING STATEMENT

  The Council of Institutional Investors Shareholder Bill of Rights (www.ciicentral.com) states: "At least two-thirds of a corporation's directors should be independent. A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship."

  Institutional Shareholder services (www.cda.com/iss), said a fundamental principle of corporate governance is an independent board--capable of objective oversight of top management. ISS is a leading proxy analysis firm for institutional shareholders. Mattel is 76% owned by institutional shareholders.

  Investor Responsibility Research Center reported that the 1999 Mattel board was only 55% independent. This was due in large part to the presence of 4 employee directors and another director collecting legal fees. The American Bar Association discourages directors from sitting on boards of companies from which they take additional legal fees. Furthermore 1999 was unquestionably a disastrous year for Mattel.

  It is particularly important that 66% of the board be independent, because the independent directors have less than optimal qualifications:

  . One-half of the Independent Directors (Friedman, Rollnick and Vogelstein) have each been on the board for 16 years.

  . Additionally, 8 of the 12 seats on the 3 key board committees (audit, compensation and nomination) are held by directors with 16 to 30 years on the board.

  . ""To allow fresh ideas" the National Association of Corporation Directors guidelines said: Consider limits on length of director service to 10-15 years.

       Business Week                Sept. 15, 1997

  .Another independent director, Sinclair owns only 2,200 shares of stock.

  What reports highlight challenges for Mattel directors that demand independence?
  Mattel shares remain ranked 4 (Below Average) for Timeliness.

       Value Line                   Oct. 15, 1999

  Untimely Mattel shares have lost 43% of their value since our August report.

       Value Line                   Nov. 26, 1999

  Mattel chair's first year pay package could hit $26 million (based on stock price).

       Los Angeles Times            March 14, 1998

  Mattel chair was previously reported to have $43,604,967 in unexercised stock options.
      Source: Internet--www.paywatch.org

  . It remains to be seen how patient the board will be with Ms. Barad, under whose leadership Mattel stock has collapsed from a high of $46 in 1998 to $12 in 1999.

  . Mattel's acquisition of the Learning Co. was controversial from the start.

  . Many analysts now question how the company missed the warning signs.

  . Mattel has only limited knowledge of the software industry.

  . Criticisms include that at $3.5 billion Mattel overpaid for a company with less than $1 billion in revenue, aging brands and a history of accounting trouble.

       Wall Street Journal          Oct. 8, 1999

                    Remember Mattel's $46 1998 stock price.
                                    Vote yes

                   Two-thirds Independence for Mattel's Board
                                    Yes on 5

  The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder's proposal for the following reasons:

  More than 66% of the persons nominated by the Company for election to the Board pursuant to proposal 1 above (including all of the non-employee directors) are already independent under the definition referenced in the stockholder's proposal. Nonetheless, the Board believes that the stockholder's proposal is excessively restrictive. The National Association of Corporate Directors and the Conference Board, both advocates of strong, independent boards, favor flexible arrangements with regard to Board composition and procedures.

  In 1997, the Board of Directors adopted its Corporate Governance Guidelines, which provide that at least a majority of the members of the Board of Directors will be independent. The Corporate Governance Guidelines state that: "A director will not be considered as independent if he/she is an employee or former employee of the company or has a connection with the company as a substantial supplier of goods or services." In addition, the guidelines provide that a director is not independent if he/she is an officer of a company on whose board any officer of Mattel serves.

  In addition, as required by the guidelines, the Audit Committee and Compensation/Options Committee are constituted entirely of independent, non-employee directors. Beyond this, the Board annually reviews Board and director performance to assure a high quality and independent Board of Directors. The Board of Directors believes that the Corporate Governance Guidelines comport with the best practices of corporate governance now being followed by U.S. corporations.

  Approval of this stockholder proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Mattel common stock and Special Voting Preferred Stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class. Unless marked to the contrary, proxies received will be voted against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 6
             STOCKHOLDER PROPOSAL REGARDING MANAGEMENT COMPENSATION

  Robert D. Morse, whose address is 212 Highland Ave., Moorestown, New Jersey 08057, has requested that the following proposal be included in this Proxy Statement. Mr. Morse has advised Mattel that he owns at least 977 shares of Mattel common stock. Mr. Morse's proposal and his related supporting statement are followed by a recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and the statement in support of the proposal, which are presented in the form received from the stockholder.

  The stockholder's proposal follows:

  I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts," which overpay a person no longer satisfactory to the Company, just to leave!

  This does not include any programs for employees.

  REASONS:

  Management and Directors are compensated enough to buy on open market, just as you and I, if they are so motivated.

  Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

  Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold" qualified persons.

  Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

  "Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

  After taxes, present base salaries are way above the $200,000.00 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

                      Please vote "YES" for this Proposal

  The Board of Directors unanimously recommends that stockholders vote AGAINST the stockholder's proposal for the following reasons:

  Mattel has developed an executive compensation philosophy that is designed to encourage executives to make responsible business decisions which result in company performance that benefits Mattel stockholders. In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other senior executives, Mattel's
Compensation/Options Committee is guided by three basic principles:

  . Mattel must offer competitive salaries to be able to attract, retain and motivate highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to company and individual performance; and

  . The financial interests of Mattel's senior executives should be aligned with the financial interests of stockholders, primarily through stock option grants, restricted stock, the MIP and the LTIP.

  Mattel also believes that our executive compensation program needs to be competitive with those of companies with which Mattel competes for executive talent. If it does not, Mattel will likely be less successful in attracting and retaining the executive talent it needs to be a market leader. This is especially significant now, considering Mattel's current search for a new Chief Executive Officer. To locate and hire qualified replacements, Mattel's compensation packages must be comprehensive, including competitive salaries, bonus plans, equity awards and, in some cases, severance arrangements. While such a compensation package will not always attract or retain qualified executives, Mattel believes that these types of compensation packages are a necessary and appropriate tool to use in seeking to maximize stockholder value.

  Approval of this stockholder proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Mattel common stock and Special Voting Preferred Stock present in person or represented by proxy and entitled to vote at the annual meeting, voting together as one class. Unless marked to the contrary, proxies received will be voted against this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                 DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

  Proposals that a stockholder desires to have included in Mattel's proxy materials for the 2001 Annual Meeting of Stockholders of Mattel must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Secretary of Mattel at Mattel's principal office no later than December 31, 2000.

  Mattel's By-Laws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, that the stockholder wishes to bring before a meeting of stockholders of Mattel. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of Mattel not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received by the Secretary not earlier than 120 days prior to such annual meeting, and not later than 90 days prior to such annual meeting or 10 days following the first public announcement of such meeting date. With respect to stockholder proposals, the stockholder's notice to the Secretary of Mattel must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in Mattel's By-Laws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder's notice to the Secretary of Mattel must contain certain information set forth in the Mattel's By-Laws about both the nominee and the stockholder making the nominations.

  If a stockholder desires to have a proposal included in Mattel's proxy materials for the 2001 Annual Meeting of Stockholders of Mattel and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in the two immediately preceding paragraphs. Any required written notices should be sent to Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, Attention:
Secretary.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Mattel's directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of all Section 16(a) forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Mattel believes that during the year ended December 31, 1999, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that (a) one report covering one transaction with respect to 25,000 shares of common stock was inadvertently filed late by Mr. Tully Friedman and (b) one report covering one transaction with respect to 520 shares of common stock, that were purchased as a gift, was inadvertently filed late by Ms. Barad.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management for consideration at the annual meeting. If any other business properly comes before the annual meeting or any adjournment or postponement thereof, the proxy holders may vote the proxies in their discretion.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

  In addition, Mattel has retained D.F. King & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $7,000, plus out-of-pocket costs and expenses.

  Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                                          By Order of the Board of Directors

                                          /s/ Robert Normile

                                          Robert Normile
                                          Secretary

El Segundo, California
April 28, 2000

                                  DETACH HERE

                                  MATTEL, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS JUNE 7, 2000


     RONALD M. LOEB, ROBERT NORMILE and JOHN L. VOGELSTEIN, or any of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock of Mattel, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Mattel, Inc. to be held in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, on Wednesday, June 7, 2000, at 10:00 a.m. (Los Angeles time), or any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

     Election of all Directors listed below:
     Nominees:
     Eugene P. Beard, Dr. Harold Brown, Tully M. Friedman, Ronald M. Loeb, Andrea L. Rich, William D. Rollnick, Christopher A. Sinclair, John L. Vogelstein and Ralph V. Whitworth.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

[SEE REVERSE]  CONTINUED AND TO BE SIGNED ON REVERSE SIDE    [SEE REVERSE]
[    SIDE   ]                                                [   SIDE    ]

                                  DETACH HERE

     Please mark
[_]  votes as in
     this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

- - - - - - - - - - - - - - - - - - - - -
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR PROPOSALS 1 AND 2
- - - - - - - - - - - - - - - - - - - - -

1.  Election of directors (named on reverse).

                  FOR             WITHHELD
           [_]    ALL       [_]   FROM ALL
                NOMINEES          NOMINEES

                                                  MARK HERE
                                                  FOR ADDRESS [_]
                                                  CHANGE AND
                                                  NOTE BELOW

     [_]  ___________________________________________
          For all nominees except as noted above

2.  Ratification of the selection of PricewaterhouseCoopers LLP as
    Mattel, Inc.'s independent accountants for the year ending           FOR           AGAINST            ABSTAIN
    December 31, 2000.                                                   [_]             [_]                [_]

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3, 4, 5
 AND 6
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
3.  Approval of stockholder proposal regarding                           FOR           AGAINST            ABSTAIN
    certain reports by the Board of Directors.                           [_]             [_]                [_]

4.  Approval of stockholder proposal regarding                           FOR           AGAINST            ABSTAIN
    the Shareholder Rights Plan.                                         [_]             [_]                [_]

5.  Approval of stockholder proposal regarding                           FOR           AGAINST            ABSTAIN
    the composition of the Board of Directors.                           [_]             [_]                [_]

6.  Approval of stockholder proposal regarding                           FOR           AGAINST            ABSTAIN
    management compensation.                                             [_]             [_]                [_]

7.  TO CONSIDER AND ACT UPON SUCH OTHER BUSINESS OR PROPOSALS AS
    MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR
    POSTPONEMENT OF THE MEETING.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                    Date:
          ---------------------------------        -----------------------

Signature:                                    Date:
          ---------------------------------        -----------------------

                                  MATTEL, INC.

                               ----------------

                DIRECTION TO BE GIVEN BY HOLDERS OF EXCHANGEABLE
              NON-VOTING SHARES OF SOFTKEY SOFTWARE PRODUCTS INC.

                               ----------------

                DIRECTION FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                OF MATTEL, INC.

  The undersigned, having read the Notice of Annual Meeting of Stockholders (the "Meeting") of Mattel, Inc., a Delaware corporation ("Mattel"), to be held at in the Manhattan Ballroom of the Manhattan Beach Marriot, 1400 Parkview Avenue, Manhattan Beach, California, on Wednesday, June 7, 2000 at 10:00 a.m. (Los Angeles time), the Proxy Statement and the Information Statement dated April 28, 2000, receipt of which are hereby acknowledged, DOES HEREBY INSTRUCT AND DIRECT CIBC MELLON TRUST COMPANY (the "Trustee"), pursuant to the provisions of the Voting and Exchange Trust Agreement dated February 4, 1994, as supplemented and amended by the Voting and Exchange Trust Supplement dated as of May 13, 1999 among Mattel, Softkey Software Products Inc., The Learning Company, Inc. and the Trustee (collectively, the "Agreement") as follows:

                       (PLEASE SELECT ONE OF A, B OR C.)

A. [_] Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of Mattel or otherwise, the Beneficiary Votes (as defined in the Agreement) to which the undersigned is entitled at the Meeting, or any adjournment or postponement thereof as follows:

    (PLEASE COMPLETE THE FOLLOWING ONLY IF YOU HAVE SELECTED ALTERNATIVE A.)

  1. To elect Eugene P. Beard, Dr. Harold Brown, Tully M. Friedman, Ronald M. Loeb, Andrea L. Rich, William D. Rollnick, Christopher A. Sinclair, John
       L. Vogelstein and Ralph V. Whitworth as directors for a one-year term. If any such nominees should be unavailable, the proxies and each or any of them may vote for substitute nominees at their discretion.

             [_] FOR ALL NOMINEES    [_] WITHHELD FROM ALL NOMINEES

  [_]
     -------------------------------------------------
     For all nominees except as noted above.

  2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel's independent accountants for the year ending December 31, 2000.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. Approval of stockholder proposal regarding certain reports by the Board of Directors.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  4. Approval of stockholder proposal regarding the Shareholder Rights Plan.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  5. Approval of stockholder proposal regarding the composition of the Board of Directors.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN
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  6. Approval of stockholder proposal regarding management compensation.

                    [_] FOR    [_] AGAINST     [_] ABSTAIN

  7. To consider and act upon such other business or proposals as may properly come before the Meeting or any adjournment or postponement of the Meeting.

(PLEASE NOTE: THE TRUSTEE WILL VOTE AS DIRECTED BUT IN THE ABSENCE OF ANY SUCH DIRECTION, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR ITEMS 1 AND 2 ABOVE, AGAINST ITEMS 3, 4, 5 AND 6 ABOVE, AND AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, TO VOTE IN ITS DISCRETION.)

    (PLEASE GO DIRECTLY TO THE SIGNATURE LINE AT THE BOTTOM OF THIS PAGE.)

B. [_] Deliver a proxy card to the undersigned at the Meeting, with respect to all Exchangeable Non-Voting Shares of Softkey Software Products Inc. held of record by the undersigned on the record date for the Meeting (and not subsequently disposed of) (the "Exchangeable Shares") so that the undersigned may exercise personally the Beneficiary Votes (as defined in the Agreement) to which the undersigned is entitled at the Meeting, or any adjournment or postponement thereof.

(IF YOU HAVE SELECTED ALTERNATIVE B, GO DIRECTLY TO THE SIGNATURE LINE AT THE END OF THIS DIRECTION.)

C. [_] Deliver a proxy card to                              as the designee of
       the undersigned to attend and act for and on behalf of the undersigned at the Meeting, with respect to the Exchangeable Shares, with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the Beneficiary Votes (as defined in the Agreement) to which the undersigned is entitled at the Meeting, or any adjournment or postponement thereof.

(IF YOU HAVE SELECTED ALTERNATIVE C, GO DIRECTLY TO THE SIGNATURE LINE AT THE END OF THIS DIRECTION.)

                                          Please sign exactly as your name
                                          appears hereon. Joint owners should
                                          each sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.

                                          Signature: __________________________

                                          Date: _______________________________

                                          Signature: __________________________

                                          Date: _______________________________
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                                                                  April 28, 2000

             INFORMATION STATEMENT WITH RESPECT TO THE EXCHANGEABLE
              NON-VOTING SHARES OF SOFTKEY SOFTWARE PRODUCTS INC.

TO: HOLDERS OF EXCHANGEABLE NON-VOTING SHARES OF SOFTKEY
   SOFTWARE PRODUCTS INC.

  Enclosed with this Notice are proxy materials relating to Mattel, Inc. ("Mattel"), the parent company of Softkey Software Products Inc. ("SSPI"), in connection with Mattel's upcoming annual meeting of stockholders (the "Meeting") to be held in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, on Wednesday, June 7, 2000 at 10:00 a.m. (Los Angeles time). Proxy materials relating to Mattel are being provided to you because, as a holder of SSPI's exchangeable non-voting shares ("Exchangeable Shares"), you have voting rights at stockholders' meetings of Mattel. Pursuant to certain orders or rulings issued by certain Canadian provincial securities commissions, Mattel is required to provide holders of Exchangeable Shares with all disclosure material furnished to holders of Mattel's common stock ("Mattel Common Stock") residing in the United States.

                ECONOMIC EQUIVALENCY OF EXCHANGEABLE SHARES AND
                              MATTEL COMMON STOCK

  The Exchangeable Shares provide holders thereof with a security of SSPI having economic and voting rights that are, as nearly as practicable, equivalent to those of 1.2 shares of Mattel Common Stock. In particular, Exchangeable Shares are: (a) entitled to dividends from SSPI payable at the same time as, and in the Canadian dollar equivalent of, dividends paid by Mattel on Mattel Common Stock multiplied by 1.2; (b) retractable at the option of the holder at any time for 1.2 shares of Mattel Common Stock; (c) entitled on the liquidation, dissolution or winding-up of SSPI to be exchanged for 1.2 shares of Mattel Common Stock; (d) entitled on the dissolution of Mattel to be exchanged for 1.2 shares of Mattel Common Stock; and (e) entitled to direct voting rights at stockholders' meetings of Mattel.

  As a result of the economic equivalency of the Exchangeable Shares and the Mattel Common Stock, holders of Exchangeable Shares effectively have a participating interest in Mattel, rather than SSPI. Accordingly, information respecting the financial condition and results of operations of SSPI would not be relevant to holders of Exchangeable Shares because the value of the Exchangeable Shares is dependent on the consolidated financial condition and results of operations of Mattel. To ensure that you receive meaningful disclosure respecting the nature of your investment, you are being provided with the same disclosure material that Mattel provides to holders of Mattel Common Stock.

                     RIGHT TO DIRECT VOTING AT MEETINGS OF
                              MATTEL STOCKHOLDERS

  As you are aware, CIBC Mellon Trust Company (the "Trustee") is entitled at the Meeting to cast a number of votes attaching to the single outstanding share of Special Voting Stock of Mattel equal to the number of shares of Mattel Common Stock for which the outstanding Exchangeable Shares on the record date of the Meeting (other than Exchangeable Shares held by Mattel and by entities controlled by Mattel) are exchangeable. These votes to be cast by the Trustee may only be exercised in accordance with the instructions of the holders of the Exchangeable Shares of SSPI. This information statement outlines the nature and extent of your right as a holder to instruct the Trustee and describes the process by which your instructions will be carried out.
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  A form of direction (the "Direction") is enclosed with this information statement that will serve as your instructions to the Trustee. The Direction should be completed as soon as possible and returned to CIBC Mellon Trust Company either in the enclosed envelope or by mail to CIBC Mellon Trust Company, 200 Queens Quay East, Unit 6, Toronto, Ontario M5A 4K9 or by fax to
(416) 368-2502. Please note that unless the Direction has been received by 5:00 p.m. (Toronto time) on Monday, June 5, 2000 (the "Filing Time"), your instructions will not be binding upon the Trustee and your voting rights will not be exercised.

  Each of you is entitled to attend the Meeting and to vote in person, or to designate a person who will attend the Meeting and vote on your behalf. These alternatives appear as items (B) and (C), respectively, on the Direction. If you choose one of these alternatives, you can instruct the Trustee to provide you (or the person designated by you) with a proxy card which will be delivered to you (or the person designated by you) at the Meeting by the Trustee's representatives upon the presentation of satisfactory identification. At the Meeting, you (or the person designated by you) will be entitled to cast 1.2 votes for each Exchangeable Share of SSPI held by you on the record date for the Meeting (and not subsequently disposed of ), rounded down to the nearest whole number (the "Beneficiary Votes"), in respect of each matter to be voted on at the Meeting.

  Alternatively, you are entitled to instruct the Trustee to give a proxy card to a representative of Mattel who will exercise the Beneficiary Votes at the Meeting in accordance with your instructions. This alternative appears as item
(A) on the Direction. If you decide to proceed in this manner, you should complete items 1 through 6 on the Direction which represents the business to be considered and voted on at the Meeting.

  In addition to revocation in any manner permitted by law, you may revoke or amend your instructions by filing an instrument in writing executed by you, or by your attorney authorized in writing, and delivered to the office of the Trustee shown above at any time up to and including the Filing Time. Your instructions may also be revoked in person at the Meeting prior to 9:00 a.m. (Los Angeles time) on Wednesday, June 7, 2000 by submitting written revocation of your instructions and satisfactory identification to the Trustee's representatives. In the event that the Meeting is adjourned, your instructions may be revoked or amended at any time up to and including 5:00 p.m. (Toronto time) on the second business day prior to the day of any adjournment of the 9Meeting by delivering an instrument in writing to the office of the Trustee (in the manner described above), or your instructions may be revoked in person at any adjournment of the Meeting not less than one hour prior to the time of such adjourned meeting.

  Failure to comply with the foregoing will not affect your right to attend the Meeting, or any adjournment thereof, and to vote in person so long as satisfactory identification is presented to the Trustee's representatives.